As filed with the U.S. Securities and Exchange Commission on January 28, 2016

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

Registration Statement under the Investment Company Act of 1940 ☒

Amendment No. 13

Master Trust

(Exact Name of Registrant Specified in Charter)

c/o UBS Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019-6028

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (212) 882 5000

Mark F. Kemper, Esq.	With copies to:
UBS Asset Management (Americas) Inc.	Jack W. Murphy, Esq.
1285 Avenue of the Americas	Dechert LLP
New York, New York 10019 6028	1900 K Street, N.W.
(Name and Address of Agent for Service)	Washington, D.C. 20006

The following funds are series of Master Trust (“Trust”), a professionally managed open-end investment company:

Prime Master Fund

Tax-Free Master Fund

Explanatory Note

This Amendment No. 13 to the Registration Statement of the Trust on Form N-1A (File No. 811-22078) (the “Registration Statement”) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”) to amend and supplement Amendment No. 11 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on August 26, 2015 (Accession No. 0001193125-15-303390) (“Amendment 11”), as pertaining to Part A and Part B of the Registration Statement with respect to Prime Master Fund and Tax-Free Master Fund. The Part A and Part B of the Registration Statement, as filed in Amendment 11, are incorporated by reference herein.

Beneficial interests in the Trust (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act.  Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Trust.  Such investors are referred to herein as “interestholders.”  This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

The unaudited Financial Statements for the semi-annual period ended October 31, 2015 (as filed with the Commission on January 8, 2016 (Accession Number 0001193125-16-424982)) contained in the Semiannual Report of the series of the Trust, dated October 31, 2015, and the audited Financial Statements and the Report of Independent Public Registered Accounting Firm thereon of the series of the Trust for the fiscal year ended April 30, 2015 (as filed with the Commission on July 9, 2015 (Accession Number 0001193125-15-249164)) contained in the Annual Report of the series of the Trust, dated April 30, 2015, are incorporated herein by reference.

Master Trust

Prime Master Fund

Tax-Free Master Fund

Amendment dated January 28, 2016

to the Part A and Part B dated August 26, 2015

Dear Interestholder:

The purpose of this amendment is to update Part A and Part B in response to amendments (the “Amendments”) to Rule 2a-7 under the Investment Company Act of 1940, as amended, the primary rule governing money market funds, including Prime Master Fund and Tax-Free Master Fund (each, a “Fund”). These regulatory changes, which have a tiered compliance period that extends until October 2016, impact key aspects of how money market funds are structured and operate.

Later this year, on or before the October 2016 compliance deadline, Prime Master Fund will no longer be able to use the amortized cost method of valuation to seek to maintain a stable $1.00 net asset value (“NAV”) per share as a result of the Amendments and will have a floating NAV. This means the Fund’s share price will fluctuate based on the current market value of the securities in the Fund’s portfolio.

Tax-Free Master Fund intends to qualify and operate as a “retail money market fund,” as defined in the Amendments, and will continue to seek to maintain a stable $1.00 NAV per share. In order to qualify as a “retail money market fund,” this Fund will rely on its feeder funds (the “Tax-Free Feeder Funds”) to adopt policies and procedures reasonably designed to limit all beneficial owners to “natural persons.” Shareholders of the Tax-Free Feeder Funds who do not so qualify will no longer be permitted to own shares of the Tax-Free Feeder Funds and are expected to receive information at a future time regarding alternative money market funds.

Each Fund may be subject to the imposition of liquidity fees and/or the temporary suspension of redemption privileges (i.e., redemption gates) if the Fund’s portfolio liquidity falls below certain required minimum levels because of market conditions or other factors once transitioned later this year in compliance with the Amendments.

Interestholders will receive additional information at a future time in advance of these changes.

In addition, effective October 30, 2015, the Funds’ investment advisor and distributor were renamed UBS Asset Management (Americas) Inc. and UBS Asset Management (US) Inc., respectively.  All references to “UBS Global Asset Management (Americas) Inc.” in Part A and Part B are hereby replaced with “UBS Asset Management (Americas) Inc.”  Similarly, all references to “UBS Global Asset Management (US) Inc.” in the Part A and Part B are hereby replaced with “UBS Asset Management (US) Inc.”

PLEASE RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

PART C

Item 28.  Exhibits.

(1)(a)                  Certificate of Trust 1/

(1)(b)                  Amended and Restated Trust Instrument 2/

(1)(c)                   Certificate of Amendment to Amended and Restated Trust Instrument effective May 20, 2015 3/

(1)(d)                  Certificate of Amendment to Amended and Restated Trust Instrument effective September 22, 2015 4/

(2)(a)                  Amended and Restated By-Laws 2/

(2)(b)                  Certificate of Amendment to By-Laws effective February 10, 2010 2/

(3)                                 Instruments defining the rights of holders of Registrant’s beneficial interests 5/

(4)(a)                  Management Contract between Registrant and UBS Asset Management (Americas) Inc., dated as of August 23, 2007 1/

(4)(b)                  Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(6)                                 Bonus, profit sharing or pension plans — none

(7)(a)                  Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007 6/

(7)(b)                  Form of Amendment to Custodian Contract with State Street Bank and Trust Company to add Prime CNAV Master Fund 4/

(8)(a)                  Exclusive Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc., dated as of August 23, 2007 1/

(8)(b)                  Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(c)                   Amended and Restated Participation Agreement between Registrant and UBS Money Series, amended and restated as of February 15, 2012 7/

(8)(d)                  Amendment to Amended and Restated Participation Agreement between Registrant and UBS Money Series to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(e)                   Participation Agreement between Registrant and each of UBS (Cay) Select Prime Institutional Fund Ltd., UBS (Cay) Select Treasury Institutional Fund Ltd., UBS (Cay) Select Prime Preferred Fund Ltd. and UBS (Cay) Select Treasury Preferred Fund Ltd., dated as of March 25, 2009 6/

(10)                          Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm with respect to Prime Master Fund, Treasury Master Fund and Tax-Free Master Fund 8/

(12)                          Not applicable

(13)                          Not applicable

(14)                          Not applicable

(15)                          Code of Ethics - not applicable.

1/             Incorporated by reference from Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2007.

2/             Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2010.

3/             Incorporated by reference from Post-Effective Amendment No. 10 to the Registrant’s registration statement, SEC File No. 811-22078, filed June 10, 2015.

4/             Incorporated by reference from Post-Effective Amendment No. 12 to the Registrant’s registration statement, SEC File No. 811-22078, filed January 8, 2016.

5/             Incorporated by reference from Articles IV, V, VI, IX and X of Registrant’s Trust Instrument and from Articles V, VI, IX and XI of Registrant’s By-Laws.

6/             Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 28, 2009.

7/             Incorporated by reference from Post-Effective Amendment No. 6 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 16, 2012.

8/             Incorporated by reference from Post-Effective Amendment No. 11 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 26, 2015.

Item 29.   Persons Controlled by or under Common Control with Registrant.

None.

Item 30.  Indemnification.

Section 2 of Article IX of the Trust Instrument (“Trust Instrument”), “Indemnification,” provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant.  Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, “Limitation of Liability” in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund and Tax-Free Master Fund (the “Management Contract”), with UBS Asset Management (Americas) Inc. (“UBS AM”) provides that UBS AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series (“Fund”) of the Registrant in connection with the matters to which the Management Contract relates, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS AM in the performance of its duties or from its reckless disregard of its obligations and duties under the Management Contract.  Section 11 of the Management Contract provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contract and that UBS AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS Asset Management (US) Inc. (“UBS AM (US)”) and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS AM (US) to the Trust for use in the Registration Statement; or (2) the Trust’s material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency

Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement.  The Exclusive Placement Agency Agreement also provides that UBS AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS AM (US) for use in the Registration Statement or arising out of an agreement between UBS AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS AM (US) in connection with the Agreement.

Item 31.   Business and Other Connections of Investment Advisor.

UBS AM, a Delaware corporation, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS AG.  UBS AM is primarily engaged in the investment advisory and financial services business.  Set forth below in alphabetical order is a list of certain executive officers and directors of UBS AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years.  (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)  Each of UBS AM’s officers not disclosed below is “dual-hatted,” and holds the same office with UBS Asset Management (US) Inc. (“UBS AM (US)”) as he or she holds with UBS AM.

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment

Joseph J. Allessie	Managing Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk	Managing Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk of UBS AM (US)

Mark E. Carver	Managing Director and Head of Product Development and Management—Americas	Managing Director and Head of Product Development and Management—Americas of UBS AM (US)

Philip Casparius	Board Director, Vice President, Managing Director, and Head of Wholesale—Americas	Board Director, Vice President, Managing Director, and Head of Wholesale—Americas of UBS AM (US)

Lisa N. DiPaolo	Director (Non-Board) and Portfolio Manager	Director (Non-Board) and Portfolio Manager of UBS AM (US)

Elbridge T. Gerry III	Managing Director and Head of Municipal Bonds	None

Mark F. Kemper	Managing Director, Secretary and General Counsel—Americas	Managing Director, Secretary and General Counsel—Americas of UBS AM (US)

William T. MacGregor	Executive Director, Deputy General Counsel and Assistant Secretary—Americas	Executive Director, Deputy General Counsel and Assistant Secretary—Americas of UBS AM (US)

E. Blake Moore, Jr.	Board Director, President, Managing Director, and Head of Americas	Board Director, Vice President, Managing Director, Head of Americas of UBS AM (US)

John Moore	Board Director, Managing Director, Treasurer and Head of Financial Control—Americas	Board Director, Managing Director, Treasurer and Head of Financial Control—Americas of UBS AM

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment

(US)

Ryan Nugent	Director (Non-Board) and Portfolio Manager	Director (Non-Board), Portfolio Manager and Head of Municipal Trading of UBS AM (US)

Robert Sabatino	Managing Director, Head of US Taxable Money Markets and Senior Portfolio Manager	None

Eric Sanders	Director (Non-Board), Associate General Counsel and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS AM (US)

Keith Weller	Executive Director, Senior Associate General Counsel and Assistant Secretary	Executive Director, Senior Associate General Counsel and Assistant Secretary of UBS AM (US)

Item 32.  Principal Underwriter.

(a)  UBS AM (US) is the placement agent for the Registrant and its series, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund and Tax-Free Master Fund.  UBS AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST

PACE SELECT ADVISORS TRUST

THE UBS FUNDS

UBS INVESTMENT TRUST

UBS MANAGED MUNICIPAL TRUST

UBS MONEY SERIES

UBS RMA MONEY FUND INC.

UBS RMA TAX-FREE FUND INC.

(b)  The directors and certain principal executive officers of UBS AM (US), their principal business addresses, and their positions and offices with UBS AM (US), are identified below along with those directors and officers of UBS AM (US) who also serve as trustees or officers of the Registrant.  (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Joseph J. Allessie*	Vice President, Assistant Secretary and Chief Compliance Officer	Managing Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk—Americas of UBS AM (US)

Rose Ann Bubloski*	Vice President and Assistant Treasurer	Director (Non-Board) and Senior Manager of US Mutual Fund Treasury Administration Department of UBS AM (US)

Mark E. Carver*	President	Managing Director and Head of Product Development and Management—Americas of UBS AM (US)

Philip Casparius*	None	Board Director, President, Managing Director and Head of Wholesale—Americas of UBS AM (US)

Lisa N. DiPaolo*	Vice President	Director (Non-Board) and Portfolio Manager of UBS AM (US)

Thomas Disbrow*	Vice President and Treasurer	Managing Director and Head of North American Fund Treasury Administration Department of UBS AM (US)

Elbridge T. Gerry III*	Vice President	None

Christopher S. Ha*	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS AM (US)

Mark F. Kemper**	Vice President and Secretary	Managing Director, Secretary and General Counsel—Americas of UBS AM (US)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Joanne M. Kilkeary*	Vice President and Assistant Treasurer	Executive Director and Senior Manager of US Mutual Fund Treasury Administration Department of UBS AM (US)

Tammie Lee*	Vice President and Assistant Secretary	Executive Director, Associate General Counsel and Assistant Secretary of UBS AM (US)

William T. MacGregor*	Vice President and Assistant Secretary	Executive Director, Deputy General Counsel and Assistant Secretary—Americas of UBS AM (US)

E. Blake Moore, Jr.*	None	Board Director, Vice President, Managing Director, and Head of Americas of UBS AM (US)

John Moore**	None	Board Director, Managing Director, Treasurer and Head of Financial Control—Americas of UBS AM (US)

Ryan Nugent*	Vice President	Director (Non-Board), Portfolio Manager and Head of Municipal Trading of UBS AM (US)

Nancy D. Osborn*	Vice President and Assistant Treasurer	Director (Non-Board) and Senior Manager of US Mutual Fund Treasury Administration Department of UBS AM (US)

Robert Sabatino**	Vice President	None

Eric Sanders*	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS AM (US)

Andrew Shoup*	Vice President and Chief Operating Officer	Managing Director and the Global Head of Fund Treasury of UBS AM (US)

Keith A. Weller*	Vice President and Assistant Secretary	Executive Director, Senior Associate General Counsel and Assistant Secretary of UBS AM (US)

Mandy Yu*	Vice President	Authorized Officer and Tax Compliance Manager of US Mutual Fund Treasury Administration Department of UBS AM (US)

* This person’s business address is 1285 Avenue of the Americas, New York, New York 10019-6028.

** This person’s business address is One North Wacker Drive, Chicago, Illinois 60606.

(c)                                  None.

Item 33.   Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS AM, 1285 Avenue of the Americas, New York, New York 10019-6028. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS AM, at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive,

Chicago, IL 60606-6114, c/o Compliance Department. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant’s transfer agent and custodian.

Item 34.   Management Services.

Not applicable.

Item 35.  Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 28th day of January, 2016.

MASTER TRUST

By:	/s/ Keith A. Weller
Keith A. Weller
Vice President and Assistant Secretary